Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-119338

[LOGO] DEARBORN CAPITAL
       MANAGEMENT, LLC                                        September 19, 2005

    SUPPLEMENT DATED SEPTEMBER 19, 2005 TO PROSPECTUS DATED SEPTEMBER 1, 2005

Dear Investor(s):

                GRANT PARK FUTURES FUND AUGUST PERFORMANCE UPDATE

                                                                       2005
FUND                                                   AUGUST          YTD                   TOTAL NAV        NAV/UNIT
GRANT PARK FUTURES FUND CLASS A UNITS                   1.97%         -2.68%                   $ 58M         $1,073.903
GRANT PARK FUTURES FUND CLASS B UNITS                   1.89%         -3.30%                   $238M         $  953.591

                                                                       2005       % OF
TRADING ADVISORS                                       AUGUST          YTD        FUND
    Rabar Market Research (Div)                       -2.39%          -8.45%       20%
    EMC Capital Management (Classic)                   3.78%           4.19%       21%
    Eckhardt Trading (Global)                          1.31%           1.46%       10%
    Graham Capital Management (GDP)                    1.55%         -10.96%       20%
    Winton Capital Management (Div)                    7.08%          11.57%       20%
    Saxon Investment Corp (Div)                       -1.75%         -15.68%        9%

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES


The Grant Park Futures Fund was profitable for the month of August. Positions in the energy sector were responsible for the majority of gains while losses were experienced in the currency and interest rate sectors.

ENERGIES
Long positions across the energy sector enjoyed solid gains. Prices strengthened throughout the month, initially on concerns that the death of King Fahd of Saudi Arabia would lead to instability in the Middle East. By the end of the month, prices soared to new highs as Hurricane Katrina caused a virtual shutdown of production facilities and refineries in the affected region. The most dramatic price movement was in the natural gas market, where futures prices rose over 37% for the month and are now up 77% for the year. Additionally, unleaded gas was up 27% for the month and up 81% year-to-date.

Grant Park's short positions in European currencies incurred losses. The U.S. dollar weakened amid concerns that the U.S. economy may be slowing. High energy prices, weak economic data, and Hurricane Katrina all took a major toll on the dollar. Speculation that the European Central Bank would refrain from lowering interest rates also caused the euro to rise. Additionally, short positions in short-term U.S. interest rate futures incurred losses, as Eurodollar futures rallied on worries that Hurricane Katrina and higher energy prices could adversely impact U.S. economic growth.



            555 West Jackson Suite 600 Chicago, IL 60661 312.756.4450
                          312.756.4452 fax    800.217.7955
     Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

We would like to remind you that we have updated our December 1, 2004 prospectus and subscription agreement with a new prospectus and subscription agreement dated September 1, 2005. As of this date subscriptions for new or additional units must be submitted only on the new form. Please contact our offices at funds@dearborncapital.com to request a copy of the new prospectus and subscription agreement.

Please also feel free to contact our backoffice at funds@dearborncapital.com if you would like access to our website. The website contains daily performance as well as weekly and monthly performance with commentary. Please specify a user ID and password on your request. If you have any questions or concerns regarding your account, please do not hesitate to call our offices at (312) 756-4450.




Sincerely,

/s/ David Kavanagh

David Kavanagh
President

Enclosures


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
                 FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK
                      AND IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY

  DAILY FUND PERFORMANCE IS AVAILABLE ON OUR WEBSITE AT WWW.DEARBORNCAPITAL.COM
    ALONG WITH WEEKLY COMMENTARY. PLEASE E-MAIL FUNDS@DEARBORNCAPITAL.COM TO
     REQUEST ACCESS. WEEKLY PERFORMANCE INFORMATION IS ALSO AVAILABLE ON OUR
       PERFORMANCE HOTLINE AT (312)788-2272 OR (866) 516-1574 (TOLL FREE).




















            555 West Jackson Suite 600 Chicago, IL 60661 312.756.4450
                          312.756.4452 fax    800.217.7955
     Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

                  GRANT PARK FUTURES FUND, LIMITED PARTNERSHIP
                               ACCOUNT STATEMENT
                      (PREPARED FROM BOOKS WITHOUT AUDIT)
                              FOR THE MONTH ENDED
                                 AUGUST 31, 2005

STATEMENT OF INCOME
-------------------

                                               MONTH            YEAR TO DATE           MONTH            YEAR TO DATE
                                         (A UNITS) IN US $   (A UNITS) IN US $   (B UNITS) IN US $   (B UNITS) IN US $
TRADING INCOME (LOSS):
----------------------

Realized Trading Income (Loss)                518,832           (1,875,833)          2,016,429           (5,251,195)
Change in Unrealized Income (Loss)          1,092,645            2,730,936           4,246,537           10,180,391
Brokerage Commissions                         (60,650)            (398,785)           (235,715)          (1,412,663)
Exchange, Clearing Fees and NFA charges        (3,808)             (42,742)            (14,798)            (155,399)
Other Trading Costs                           (13,356)            (213,703)            (51,909)            (753,500)
Change in Accrued Commissions                    (686)               1,900              (2,671)               7,491
                                           ----------         ------------         -----------        -------------

  NET TRADING INCOME (LOSS)                 1,532,977              201,773           5,957,873            2,615,125
                                           ----------         ------------         -----------        -------------

OTHER INCOME:
------------
Interest, U.S. Obligations                     73,100              501,217             284,101            1,788,248
Interest, Other                                91,101              621,018             354,063            2,223,336
                                           ----------         ------------         -----------        -------------

  TOTAL INCOME (LOSS)                       1,697,178            1,324,008           6,596,037            6,626,709
                                           ----------         ------------         -----------        -------------

EXPENSES:
--------
Incentive Fees to Trading Managers            136,394              496,386             530,091            1,813,775
Administrative Fees                            18,317              152,445              71,188              539,951
O&O Expenses                                   10,467               87,111             183,056            1,388,445
Brokerage Expenses                            327,089            2,722,232           1,322,070           10,027,649
Illinois Replacement Tax                            0                    0                   0                    0
                                           ----------         ------------         -----------        -------------

  TOTAL EXPENSES                              492,267            3,458,174           2,106,405           13,769,820
                                           ----------         ------------         -----------        -------------

     NET INCOME (LOSS)                      1,204,911           (2,134,166)          4,489,632           (7,143,111)
                                           ==========         ============         ===========        =============

STATEMENT OF CHANGES IN NET ASSET VALUE:
---------------------------------------

Beginning Balance                          60,455,533           69,683,894         231,687,468          219,970,138
Additions                                     635,000            7,336,746           5,739,350           45,548,560
Net Income (Loss)                           1,204,911           (2,134,168)          4,489,632           (7,143,111)
Redemptions                                (3,810,997)         (16,402,025)         (3,951,158)         (20,410,295)
                                           ----------         ------------         -----------        -------------

BALANCE AT AUGUST 31, 2005                 58,484,447           58,484,447         237,965,292          237,965,292
                                           ==========         ============         ===========        =============
Total Units Held at End of The Period                         54,459.68519                            249,546.40345
Net Asset Value Per Unit                                         1,073.903                                  953.591
Rate of Return                                  1.97%               -2.68%               1.89%               -3.30%

             TO THE BEST OF MY KNOWLEDGE AND BELIEF THE INFORMATION
                   CONTAINED HEREIN IS ACCURATE AND COMPLETE.

                               /s/ David Kavanagh
                               ------------------
                            DAVID KAVANAGH, PRESIDENT

                      FOR DEARBORN CAPITAL MANAGEMENT, LLC
         GENERAL PARTNER OF GRANT PARK FUTURES FUND LIMITED PARTNERSHIP